SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 29, 2005

PERRY ELLIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

0-21764	59-1162998
(Commission File Number)	(IRS Employer Identification Number)

3000 N.W. 107th Avenue, Miami Florida 33172

(Address of Principal Executive Offices)

Registrant’s telephone number (305) 592-2830

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement;

The Company has terminated the interest rate swap agreements with respect to its $150 million Senior Subordinated Notes Payable, as follows:

In conjunction with the Company’s fiscal 2004 offering of $150 million of 8 7/8% senior subordinated notes due September 15, 2013, the Company entered into interest rate swap agreements (the “$150 million Swap Agreement”) with Merrill Lynch & Co., Inc. (“Merrill”) and Wachovia Bank N. A. (“Wachovia”) for an aggregate notional amount of $150 million in order to minimize the debt servicing costs associated with the new senior subordinated notes. The $150 million Swap Agreement was scheduled to terminate on September 15, 2013. Under the $150 million Swap Agreement, the Company was entitled to receive semi-annual interest payments on September 15 and March 15 at a fixed rate of 8 7/8% and was obligated to make semi-annual interest payments on September 15 and March 15 at a floating rate based on the six-month LIBOR rate plus 394 basis points for the period through September 15, 2013. The Company made a decision to terminate the $150 million Swap Agreement because of the anticipated potential negative impact of the increases in the 10-year Treasury rate.

On April 29, 2005, the Company terminated the swap agreement with Wachovia. In connection with the termination, the Company paid a termination fee of $495,000. The fee was comprised of the fair market value of the swap in the amount of $578,448 less accrued interest of $83,448.

On May 2, 2005, the Company terminated the swap agreement with Merrill. In connection with the termination, the Company paid a termination fee of $540,000. The fee was comprised of the fair market value of the swap in the amount of $631,760 less accrued interest of $91,760.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRY ELLIS INTERNATIONAL, INC.

By:	/s/ Rosemary Trudeau
Rosemary Trudeau, Vice President-Finance

Date: May 5, 2005